RCN Reports First Quarter 2007 Results

Revenue Up 13% Year-over-Year; EBITDA Up 41% Year-over-Year to $36 Million

Core Residential Revenue Up 5% Year-over-Year, Commercial Revenue Up 141% Year-over-Year

10,000 Customers and 33,000 RGUs Added Since First Quarter 2006

Herndon, VA, May 10, 2007 - RCN Corporation (NASDAQ: RCNI), a leading provider of video, data, and voice services to residential and business customers, today announced its results for the first quarter 2007.

“RCN is off to a very solid start in 2007, with first quarter results demonstrating continued progress in growing financial and operating metrics,” stated James F. Mooney, Chairman of RCN’s board of directors. “EBITDA was strong this quarter as we combined both residential and commercial revenue growth with continued cost control, increasing our EBITDA margin to 24%, up nearly 500 basis points from last year and over 200 basis points from last quarter. RCN’s residential customer metrics also remained solid - ARPC grew to $108, our bundle rate was steady at 67%, and we continued to improve churn. In addition, we launched a tender offer and consent solicitation related to our second-lien notes, a key step in enabling our previously announced initiative to return $350 million to $400 million of capital to stockholders. We believe that continued execution against our balanced strategy of revenue growth, margin expansion, and active asset portfolio management will position RCN well for another successful year in 2007.”

First Quarter 2007 Results

RCN’s results for both 2006 and 2007 exclude results from RCN’s California properties, due to the sale of RCN’s San Francisco assets and the discontinuation of operations in Los Angeles. First quarter 2006 results include results of acquired CEC operations beginning March 17, 2006.
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Total revenue of $153 million increased from $136 million in the first quarter of 2006 and $151 million in the fourth quarter of 2006. The increase versus the year-ago period was driven by 141% growth in commercial revenue, due primarily to the acquisition of CEC, and 5% growth in core residential revenue, resulting from an increase in average revenue per customer (ARPC) to $108, as well as the addition of approximately 10,000 new customers and 33,000 revenue generating units (RGUs).

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EBITDA of $36 million increased 41% from $26 million in the first quarter of 2006 and 12% from $32 million in the fourth quarter of 2006, driven by higher revenue as well as continued decreases in SG&A as a percent of revenue, resulting from reductions in headcount, third party support costs, property taxes and other corporate expenses. EBITDA is a non-GAAP financial measure - see “Non-GAAP Measures” below.

–	Capital expenditures were $26 million compared to $14 million in the first quarter of 2006 and $28 million in the fourth quarter of 2006.
–	RCN ended the quarter with $203 million in outstanding debt and $161 million in cash, cash equivalents, and short-term investments.
–	RCN had approximately 407,000 customers as of March 31, 2007 versus 406,000 as of December 31, 2006 and 397,000 customers as of March 31, 2006.

Peter D. Aquino, President and Chief Executive Officer of RCN, stated, “The first quarter represents another consistent growth quarter in residential customers and connections, led by an impressive 38% penetration in the Triple Play. In addition, RCN Business Solutions is delivering the benefits of the CEC acquisition. The progress and synergies contributed by both business units are driving sustainable improvement in our financial results. Regarding video, we are proud to announce that RCN has digitized our complete programming line-up, well ahead of our MSO competition. This differentiator is driving higher satisfaction in picture quality across the spectrum and freeing up bandwidth for additional channels, a la carte programming, and HD on our robust 860MHz network. We continue to add high speed data connections, by offering the best combination of price and speed across all of our markets. We also completed the acquisition of 112 on-net buildings for our commercial group, primarily in Boston, and look forward to attracting both enterprise and carrier customers throughout our building portfolio - now numbering close to 1,000. RCN is accelerating both our residential and commercial expansion efforts through new construction in all markets, capitalizing on our fiber density in the northeast corridor and Chicago metro markets. RCN is positioned for a strong year with all engines running in growth mode and focused on both organic and strategic projects.”

Reported Results

Revenue from continuing operations increased to $153 million in the first quarter of 2007, compared to $136 million in the first quarter of 2006 and $151 million in the fourth quarter of 2006. Net loss from continuing operations was $22 million in the first quarter of 2007, compared to net income of $61 million in the first quarter of 2006 and a net loss of $26 million in the fourth quarter of 2006.

2007 Financial Outlook

RCN reaffirmed its full-year 2007 Outlook as follows:
–	Revenue of approximately $620-630 million
–	EBITDA of approximately $140-150 million
–	Capital expenditures of approximately $100-110 million

Michael T. Sicoli, Chief Financial Officer of RCN, stated, “Our operating momentum remains strong, and we are well on our way towards completing our proposed return of capital by the end of the second quarter. Once the recapitalization is complete, we look forward to returning our full focus to pursuing the numerous attractive organic and strategic growth opportunities available to RCN.”

Recapitalization Initiative Update

As announced previously, RCN’s Board of Directors has approved an initiative to pursue a potential return of capital to shareholders in the range of $350 million to $400 million, which would be funded with a combination of cash on hand and additional borrowings. To effect this return of capital, RCN has negotiated a new $595 million first-lien credit facility, consisting of a $520 million term loan and a $75 million revolving line of credit. The proceeds of the proposed new facility, combined with cash on hand, would be used to fund the repayment of RCN’s existing first-lien credit facility, the cash portion of the second-lien tender offer (see below), as well as the potential return of capital. RCN expects to close and fund the proposed new facility upon successful completion of the second-lien tender offer and consent solicitation process.

As noted above, on April 27, 2007, RCN commenced a tender offer and consent solicitation to purchase any and all of the outstanding $125,000,000 principal amount of its Second Lien Notes. Under the terms of the tender offer and consent solicitation, holders whose Second-Lien Notes are properly tendered and accepted in the tender offer will receive, for each $1,000 of principal amount of notes so tendered, $1,133 in cash, an additional amount in cash equal to the accrued unpaid interest on the notes up to, but excluding, the date on which the notes are purchased, and 42.63 warrants to purchase shares of RCN common stock, with an exercise price equal to $25.16 (subject to adjustment). The tender offer will expire on May 25, 2007, unless extended or earlier terminated.

In connection with the tender offer, RCN is soliciting the consent of the holders of the Second-Lien Notes to eliminate substantially all of the restrictive covenants and events of default in the Second-Lien Indenture and to release all of the collateral securing the Second-Lien Notes, which requires the consent of the holders of the Second-Lien Notes representing at least a majority of the aggregate principal amount of the notes then outstanding (excluding notes held by RCN or its affiliates) to terminate or amend several security documents related to the Second-Lien Indenture. Both the tender offer and RCN’s obligation to purchase and pay for any tendered Second-Lien Notes are conditioned upon the receipt of various lender consents, obtaining sufficient financing to complete the repurchase, and satisfaction of the other conditions specified in the publicly-filed tender offer documents.

Following successful completion of the tender offer and consent solicitation process, including the closing and funding of the proposed new credit facility, RCN plans to provide additional details regarding the form, size, and timing of the potential return of capital. RCN continues to consider various means to return capital to its stockholders, and while no final determinations have been made, based on the analysis performed to date, RCN currently believes that a dividend would be the most tax-efficient means by which to return capital to stockholders.

Assuming full participation in the tender offer, the Company anticipates recording a loss on early extinguishment of debt of approximately $60 million in the second quarter of 2007.

Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, RCN has presented non-GAAP financial measures, such as EBITDA, EBITDA Margin, and ARPC. RCN believes that these non-GAAP measures, viewed in addition to and not in lieu of its reported GAAP results, provide useful information to investors because they are an integral part of RCN’s internal evaluation of operating performance. In addition, they are measures that RCN uses to evaluate management’s effectiveness. A reconciliation to the comparable GAAP measures is available on page 9. RCN’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

First Quarter Conference Call

Management will conduct a conference call to discuss first quarter results and its strategic outlook today at 08:30 AM Eastern time. Please be sure to dial into the call 10 to 15 minutes before start time. The dial in number for the call is 888-529-1782, conference ID: 5771143. The call is also being webcast with an accompanying slide presentation, which can be accessed at http://investor.rcn.com/calendar.cfm. A replay of this conference call will be available from 11:30 AM today until 11:59 PM Eastern time on May 17. The dial in number for the replay is 706-645-9291; the conference ID is the same as above. The webcast and slides will also be archived on RCN's website.

About RCN Corporation

RCN Corporation, http://www.rcn.com, is a facilities-based, competitive provider of video, high-speed data and voice services, delivered over its own fiber-optic local network, to residential and small business customers in Boston, New York, Eastern Pennsylvania, Washington, D.C., and Chicago. RCN Business Solutions also provides high-capacity data, video and voice services in these same markets to a growing number of large- and medium-sized business customers. RCNI-Q

RCN Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN's Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic and External Affairs, RCN, 703-434-8430
Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777

(Tables follow)

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share and per share data)
(Unaudited)

	For the three months ended
	March 31, 2007	December 31, 2006	March 31, 2006

Revenues	$153,337	$150,614	$135,823
Costs and expenses:
Direct expenses	53,081	52,395	47,450
Selling, general and administrative (including stock-based compensation of $5,255, $4,209 and $5,159)	69,395	70,174	67,922
Impairments, exit costs and restructuring	4,293	2,088	1,223
Depreciation and amortization	47,074	48,827	49,342

Operating loss	(20,506)	(22,870)	(30,114)

Investment income	1,894	1,544	1,757
Interest expense	(4,199)	(4,31)5	(11,105)
Gain on sale of investment in unconsolidated entity	-	(7)	125,377
Loss on early extinguishment of debt	-	(35)	(16,068)
Other expense, net	(139)	(202)	(1,438)

(Loss) income from continuing operations before income taxes	(22,950)	(25,885)	68,409
Income tax (benefit) expense	(511)	145	7,467

Net (loss) income from continuing operations	(22,439)	(26,030)	60,942

Income from discontinued operations, net of tax	2,047	1,352	19
Gain on sale of discontinued operations, net of tax	15,744	-	-
Net (loss) income	$(4,648)	$(24,678)	$60,961

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(Unaudited)

ASSETS	March 31, 2007	December 31, 2006

Current Assets:
Cash and cash equivalents	$72,053	$66,342
Short-term investments	89,191	58,173
Accounts receivable, net of allowance for doubtful accounts of $3,900 and $4,205	54,037	58,483
Prepayments and other current assets	16,727	13,025
Assets of discontinued operations	5,484	39,573
Total current assets	237,492	235,596

Property, plant and equipment, net of accumulated depreciation of $378,478 and $339,061	592,184	613,572
Intangible assets, net of accumulated amortization of $42,768 and $37,968	95,715	98,264
Long-term restricted investments	14,811	16,031
Deferred charges and other assets	12,715	11,918
Total assets	$952,917	$975,381

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term debt and capital lease obligations	$874	$871
Accounts payable	21,314	23,089
Advance billings and customer deposits	39,434	38,783
Accrued expenses and other	60,195	68,342
Accrued employee compensation and related expenses	13,879	18,108
Accrued exit costs	3,125	2,761
Current liabilities of discontinued operations	1,769	10,068
Total current liabilities	140,590	162,022

Long-term debt and capital lease obligations, net of current maturities	201,702	201,921
Other long-term liabilities	42,150	41,502
Total liabilities	384,442	405,445

Commitments and contingencies

Stockholders' Equity:
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 37,694,764 and 37,455,912 shares issued and outstanding	377	374
Additional paid-in-capital	728,231	722,589
Treasury stock, 141,724 and 56,758 shares at cost	(3,837)	(1,388
Accumulated deficit	(156,304)	(151,656
Accumulated other comprehensive income	8	17
Total stockholders' equity	568,475	569,936

Total liabilities and stockholders' equity	$952,917	$975,381

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(Unaudited)

	For the three months ended March 31,
	2007	2006

Net (loss) income from continuing operations	$(22,439)	$60,942

Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Loss on early extinguishment of debt	-	16,068
Gain on sale of investment in unconsolidated entity	-	(125,376)
Depreciation and amortization	47,074	49,342
Other	(7,129)	(3,511)
Net cash provided by (used in) operating activities	17,506	(2,535)

Cash flows from investing activities:
Additions to property, plant and equipment	(21,053)	(15,223)
Investment in acquisitions and intangibles, net of cash acquired	(2,250)	(37,487)
(Increase) decrease in short-term investments	(31,027)	6,486
Proceeds from sale of discontinued operations and other assets	43,840	84
Proceeds from sale of investment in unconsolidated entity	-	307,467
Other	977	223
Net cash (used in) provided by investing activities	(9,513)	261,550

Cash flows from financing activities:
Payments of long-term debt, including debt premium	(188)	(295,984)
Purchase of treasury stock	(2,449)	(947)
Payments of capital lease obligations	(27)	(277)
Proceeds from the exercise of stock options	382	-
Net cash used in financing activities	(2,282)	(297,208)

Net increase (decrease) in cash and cash equivalents	5,711	(38,193)
Cash and cash equivalents at beginning of the period	66,342	70,906

Cash and cash equivalents at end of the period	$72,053	$32,713

RCN CORPORATION
SELECTED OPERATING METRICS

	Q1 2007	Q4 2006	Q1 2006
Revenues (Consolidated):
Video	$66,061	$61,545	$60,568
Data	32,171	31,535	27,730
Voice	28,431	29,060	31,894
Other	1,528	3,140	1,618
Total Core Residential	128,191	125,280	121,810
Commercial	21,651	21,427	8,979
Dial - Up	2,562	2,963	3,763
Recip Comp / Other	933	944	1,271
Total	$153,337	$150,614	$135,823

RGUs:
Video	354,000	355,000	348,000
Data	265,000	259,000	234,000
Voice	248,000	249,000	252,000
Total RGUs	867,000	863,000	834,000

Number of Customers	407,000	406,000	397,000

% Customers in Bundles	67%	67%	66%

Average Monthly Revenue Per Customer (ARPC)	$108	$106	$105

RCN Corporation
Non-GAAP Reconciliation

(1) EBITDA is defined as net income (loss) plus income (loss) from discontinued operations net of tax, gain on sale of discontinued operations net of tax, income tax benefit (expense), other (expense) income net, loss on early extinguishment of debt, (loss) gain on sale of assets, gain on sale of investment in unconsolidated entity, interest expense, investment income, depreciation and amortization, non-cash stock-based compensation and other special items including impairments, exit costs and other charges. EBITDA margin represents EBITDA divided by total revenues. We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the cable industry. EBITDA, as defined above, may not be similar to EBITDA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

	For the three months ended			Guidance
($ in thousands)	March 31, 2007	December 31, 2006	March 31, 2006	For the year ended December 31, 2007
Net (loss) income	$(4,648)	$(24,678)	$60,961	$(49,000 - $39,000)
Gain on sale of discontinued operations, net of tax	(15,744)	-	-	(15,000)
Income from discontinued operations, net of tax	(2,047)	(1,352)	(19)	-
Income tax (benefit) expense	(511)	145	7,467	-
Other expense (income), net	139	(4)	1,438	-
Loss on early extinguishment of debt	-	35	16,068	-
Loss on sale of assets	-	206	-	-
Loss (gain ) on sale of investment in unconsolidated entity	-	7	(125,377)	-
Interest expense	4,199	4,315	11,105	17,000
Investment income	(1,894)	(1,544)	(1,757)	(9,000)
Depreciation and amortization	47,074	48,827	49,342	175,000
Non-cash stock-based compensation expense	5,255	4,209	5,159	21,000
Impairments, exit costs & restructuring	4,293	2,088	1,223	-
EBITDA	$36,116	$32,254	$25,610	$140,000 - 150,000
EBITDA Margin	23.6%	21.4%	18.9%

(2) Average monthly revenue per customer, or ARPC, is an industry metric that measures revenues, excluding certain commercial and other residential revenue (consisting of dial-up and reciprocal compensation) per period divided by the average number of customers during that period. We believe that ARPC provides useful information concerning the appeal of our service offerings and our rate plans. ARPC as defined above may not be similar to ARPC measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations. ARPC reflects the new customer and RGU reporting methodology effective as of January 1, 2006; amounts may not be comparable to those reported prior to December 31, 2005.

	For the three months ended
($ in thousands)	March 31, 2007	December 31, 2006	March 31, 2006
Total Revenues	$153,337	$150,614	$135,823
Less: Certain Commercial Revenue	(17,798)	(17,720)	(5,366)
Less: Other Residential Revenue	(3,479)	(3,908)	(5,033)
Customer Revenues	$132,060	$128,986	$125,424
ARPC	$108	$106	$105

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